Exhibit 99.1

Borqs Technologies Reports Q2 2018 Results

Quarterly Revenue increased 155% over the same period in 2017

Net Income increased 308% over the same quarter in 2017
Conference Call on Wednesday August 15, 2018 at 9am ET

Second Quarter 2018 Highlights:

●	Net revenue jumped 155% to $56.34 million in Q2 2018 from $22.13 million in Q2 2017;

●	Increases in sales of both business units of the Company from same quarter last year

➢	Connected Solutions Business Unit increased 233% to $48.64 million from $14.62 million;

➢	MVNO Business Unit increased 2.5% to $7.70 million from $7.51 million;

●	Combined gross margin of the Company for the first half of 2018 was at 14.5% as compared to 18.5% in the first half of last year, and gross margin for Q2 2018 was 13.7% versus 25.7% in Q2 2017;

●	Net income for the first half of 2018 increased to $3.40 million from a loss of $0.95 million in the first half of last year, and for Q2 2018 net income was $2.01 million versus a loss of $0.97 million in Q2 2017;

●	EBITDA for the first half of 2018 increased to $8.91 million from $3.77 million in the first half of last year, and for Q2 2018 EBITDA was $3.99 million versus $1.29 million in Q2 2017.

SANTA CLARA, Calif., August 15, 2018 (GLOBE NEWSWIRE) -- Borqs Technologies, Inc. (Nasdaq: BRQS) (the “Company”), a global leader in embedded software and products for the Internet of Things (IoT), today reported financial results for the quarter ended June 30, 2018.

Revenues

The Company reported net revenue of $56.34 million for the second quarter of 2018, including $48.64 million from the Connected Solutions Business Unit which engaged in the design and manufacturing of IoT products, and $7.70 million from the MVNO Business Unit which included mobile virtual operator and some traditional telephony services.  Net revenue for the first half of 2018 was $114.60 million versus $53.34 million for the first half of 2017. This represented increases of 155% and 115% in net revenue for the three and six months ended June 30 this year from the corresponding periods of last year, respectively. The increased sales in IoT products was primarily due to hardware orders from a customer from the emerging markets in Asia.  We expect a similar strong trend in the Connected Solutions sales and anticipate modest growth in the MVNO mobile services for the rest of the year 2018.

Gross Margins

For the quarter ended June 30, 2018, gross margin for the Connected Solutions Business Unit was 11.2% compared with 20.5% from the same quarter in 2017. While the sales volume in our Connected Solutions BU increased in the second quarter of 2018 over the same period last year, our gross margin decreased due to competitive pricing on larger orders combined with a supply shortage during Q2 2018 and resulting increase in component prices on orders for which the sales price had already been fixed.

For the quarter ended June 30, 2018, our MVNO Business Unit (which includes some traditional telephony businesses) returned a 29.5% gross margin versus 35.8% from 2017.  The decrease was primarily due to the impact of heightened security checks in our sales process as well as the unavailability of one-time “beauty” phone numbers sales (e.g. sales of phone numbers with multiple digits of “8”). From time to time, we are assigned blocks of numbers from the incumbent operator; the lack of beauty numbers in Q2 2018 is not expected to re-occur in future periods. Despite the small decrease year over year, a healthy MVNO gross margin that has been maintained since 2017 was attributed to our activities in this business unit that has achieved economies of scale and also to the lingering effect of the removal of a minimum charge by our incumbent operator, China Unicom since October 2016.

The resulting combined gross margin for Q2 of 2018 was 13.7% versus 25.7% from a year ago. On a six-month basis, in the first half of 2018 our gross margin was 14.5% as compared to 18.5% from the first half of last year.

Net Income

The Company achieved net income of $2.01 million and $3.40 million for the three and six months ended June 30, 2018, as compared to losses of $0.97 million and $0.95 for the respective periods of a year ago.

EBITDA and Adjusted EBITDA

EBITDA was $3.99 million and $8.91 million for the three and six months ended June 30, 2018, as compared to $1.29 million and $3.77 million for the same periods in 2017. Adjusted EBITDA, which includes other non-operational expense (income), was $3.98 million for the second quarter in 2018, as compared to $1.40 million for the same period in 2017.

Guidance from the Chief Executive

The Company’s Chairman and CEO, Pat Chan, commented: “We are pleased to report another strong quarter following the first quarter of 2018, both in revenue and net income. Gross margins in our Connected Business Unit were impacted in part by a sudden component shortage which caused an increase in component prices, while the selling price of the product was determined more than six months ago. We anticipate this component shortage will be relieved in the second half of this year as suppliers ramp up the manufacturing of such components. Meanwhile, we anticipate the gross margin of the MVNO business unit for the second half of 2018 will continue to be around 30%. Based primarily on the purchase orders we have received together with the positive impact on sales that we anticipate will be generated by our receipt of an official MVNO license in July of this year, we are estimating aggregate revenues for the full year of 2018 to come within a range from $195 million to $215 million, and net income (after taxes but excluding one-off expenditures, if any) to be in the range of $4 million to $6 million. We anticipate continued robust growth in 2019 as well.”

Non-US-GAAP Reconciliation

EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures exclusive of certain items to facilitate management’s review of the comparability of our core operating results on a period to period basis because such items are not related to our ongoing core operating results as viewed by management.

EBITDA and Adjusted EBITDA are not measures of net income or cash flows as determined by GAAP. We define EBITDA as Net Income plus income taxes, net interest expense, depreciation and amortization, and Adjusted EBITDA as EBITDA minus other non-operation expense (income).

We believe EBITDA and Adjusted EBITDA are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at EBITDA and Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA and Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA and Adjusted EBITDA. In prior periods, the Company has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. Our computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of the non-GAAP financial measures of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure for the three and six months ended June 30, 2018 and 2017:

	3 months ended 06-30		6 months ended 06-30
	2017	2018	2017	2018
	(US$ in thousands)		(US$ in thousands)
Net income (loss)	(965)	2,008	(947)	3,395
Interest expense – net	516	1,115	1,133	1,354
Income tax expense	446	(146)	890	1,037
Depreciation and amortization	1,135	1,643	2,360	3,386
Foreign exchange loss (gain)	156	(633)	333	(259)
EBITDA	1,288	3,987	3,769	8,913

Other non-operation expense (income)	107	(12)	(78)	(6)
Adjusted EBITDA	1,395	3,975	3,691	8,907

Other Details

The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018 has been filed with the U.S. Securities and Exchange Commission, and is accessible on the SEC website at www.sec.gov.

Conference Call Schedule

Borqs will review the second quarter 2018 results and highlights for the remainder of the year on Wednesday, August 15, 2018 at 9:00 am ET (6:00 am Pacific). The dial-in numbers are +1-845-675-0437 or +1-866-519-4004 in the US and +86-400-620-8038 or +86-800-819-0121 in China; and then enter the Conference ID of 1398108.  A replay of the conference call will be available through August 23, 2018.  The replay dial-in numbers are +1-855-452-5696 in the US and +86-800-870-0206 in China; and then enter the same Conference ID.

About Borqs Technologies, Inc.

Borqs Technologies is a leading provider of software and products for the IoT, providing customizable, differentiated and scalable Android-based smart connected devices and cloud service solutions. Borqs has achieved leadership and customer recognition as an innovative end-to-end IoT solutions provider leveraging its strategic chipset partner relationships as well as its broad software and IP portfolio. The Company designs, develops and provides turnkey solutions across device form factors such as smartphones, tablets, smartwatches, trackers, automotive IVI, and vertical application devices (for restaurants, payments etc.).  For more information, please visit the Company’s website (www.borqs.com).

Forward-Looking Statements and Additional Information

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects”, “anticipates” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements may include, without limitation, statements regarding the plans and objectives of management for future operations, projections of income or loss or other financial items, or our future financial performance, based on currently available information and reflect our management’s current beliefs. Many factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements, including, without limitation, market acceptance of our products and services, competition from existing products or new products that may emerge, the implementation of our business model and strategic plans for our business and our products, estimates of our future revenue, expenses, capital requirements and our need for financing, our financial performance, and current and future government regulations, developments relating to our competitors, so the reader is advised to refer to the Risk Factors sections of the Company’s filings with the Securities and Exchange Commission for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. Except as expressly required by applicable securities law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Sandra Dou
Investor Relations Sr. Manager
Borqs Technologies, Inc.
sandra.dou@borqs.net
www.borqs.com

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